Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund, comprising the DWS State Tax-Free Income Series (collectively the "Funds"), Class A, Class B, Class C, and Class S Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Funds' Class A, Class B Class C, and Class S Shares Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 2-81549) of our reports dated October 19, 2007, respectively, on the financial statements and financial highlights of the Funds, included in each Funds' Annual Reports dated August 31, 2007.



                                                            /s/ERNST & YOUNG LLP

Boston, Massachusetts
November 27, 2007